Exhibit 99.1
EGB 8/4/09
CONTACT: ERIK G. BIRKERTS
Executive Vice President
Orion Energy Systems
(920) 482-1924
Victoria Paris
FD
(312) 553-6715
Orion Energy Systems, Inc. Announces Fiscal 2010 First Quarter Results
MANITOWOC, WI, August 4, 2009 — Orion Energy Systems, Inc. (NASDAQ: OESX), a leading provider of energy management systems to the commercial and industrial sectors, today announced financial results for its fiscal 2010 first quarter ended June 30, 2009.
“We met our first quarter top-line revenue target in spite of the continuing pressure experienced by our end market customers due to the macro-economic environment,” commented Neal Verfuerth, CEO of Orion Energy Systems. “We also witnessed further traction with our customer financing program and would have recognized an additional $1.1 million in revenue if financed deals would have been structured as cash transactions. While we met the operating cost targets upon which we based our earnings guidance, our loss per share exceeded our forecast due to non-operating factors tied to tax accounting in which our effective tax benefit was smaller than anticipated.”
Fiscal 2010 First Quarter Results
Revenue. Total revenue for the quarter was $12.6 million compared to $16.1 million for the fiscal 2009 first quarter, representing a decrease of 22%.
Gross Profit. Gross profit for the quarter was $3.5 million compared to $5.2 million for the fiscal 2009 first quarter, representing a decrease of 33%.
Operating Expenses. Total operating expenses for the quarter were $6.7 million compared to $5.7 million for the fiscal 2009 first quarter, representing an increase of 18%.
Loss from Operations. Loss from operations for the quarter was $3.2 million, representing a $2.7 million increase from $0.5 million operating loss in the fiscal 2009 first quarter.
Net Loss. Net loss for the quarter was $2.8 million compared to net income of $0.03 million for the fiscal 2009 first quarter, representing a decline of $2.8 million. Losses per diluted share were $0.13 for the quarter compared to earnings per diluted share of $0.00 for the fiscal 2009 first quarter.

Business Highlights
•	Deployed energy management systems in 223 facilities in the first quarter of fiscal 2010, representing over 25 million square feet retrofitted, and bringing Orion’s installed base to 4,796 facilities.

•	Since December 2001, Orion has benefited its customers and the environment as follows:

Cumulative From December 1, 2001
Through June 30, 2009
High intensity fluorescent (HIF) systems sold	1,524,114
Total units sold (including HIF)	1,972,840
Customer kilowatt demand reduction	459,900
Customer kilowatt hours saved	8,530,438,143
Customer electricity costs saved	$642,983,737
Indirect carbon dioxide emission reductions from customers’ energy savings (tons)	5,550,327 [1]
Square footage retrofitted	782,040,828
•	Secured 16 new Orion Virtual Power Plant™ supply agreements during the first quarter, representing gross income streams of $2.3 million. Revenue for these customer projects will be recognized across the 60-month term of the agreements. If these customer projects had been structured as cash transactions, Orion would have recognized $1.1 million of incremental revenue in the quarter, $378 thousand in contribution margin, and reduced loss per share by approximately $0.02. As of June 30, 2009, Orion had over 94 million kWh of “negawatts” under 36 supply agreements, representing approximately $3.6 million of gross income streams.

•	Witnessed continued contribution by Orion’s VAR partner network on a relative basis. Sales to VAR partners for the first quarter of fiscal 2010 contributed 16.1% of total revenues compared to first quarter fiscal 2009 in which sales to VAR partners contributed 17% of total revenues.

•	Added 31 new contractor partners during the first quarter, bringing the total network of contractor partners who have conducted business on a recurring basis with Orion to over 476 as of June 30, 2009. Sales to contractor partners for the first quarter of fiscal 2010 contributed 15.9% of total revenues compared to first quarter fiscal 2009 in which sales to contractor partners contributed 17.6% of total revenues.

•	Deployed Intelite® wireless control systems at 24 customer locations, resulting in 2,525 transceiver shipments and 61 Intelite® control panel shipments. Total deployments number 64 customer locations and 4,413 transceivers and 137 control panels through June 30, 2009.

•	Shipped 640 Apollo Solar Light Pipes during the first quarter. Units installed in the marketplace total 2,282 through June 30, 2009.

[1]	Emissions rate calculated from EGRID database (EGRID2007 Version 1.1 — October 2008)

Recent Developments
•	Appointed James R. Kackley as President and Chief Operating Officer, effective July 22, 2009. Mr. Kackley will oversee Orion’s day-to-day operations and will report to Neal Verfuerth, who will continue as Orion’s CEO, responsible for the overall strategic vision and leadership direction for the company.

•	Secured purchase order for 1,035 Apollo Solar Light Pipe units, with shipments of the units to begin during the current quarter.
Fiscal 2010 Second Quarter Outlook
Second quarter fiscal 2010 revenues are anticipated to be between $13.2 million and $14.5 million. Loss per share for the second quarter of fiscal 2010 is estimated to be between $0.07 and $0.11.
Conference Call
Orion will host a conference call on Tuesday, August 4, 2009 at 5:30 p.m. Eastern (4:30 p.m. Central/2:30 p.m. Pacific) to discuss details regarding its fourth quarter and fiscal 2009 financial performance. Domestic callers may access the earnings conference call by dialing 888-455-2265 (International callers, dial 719-457-2626). Investors and other interested parties may also go to the Investor Relations section of Orion’s website at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the webcast.
Orion Energy Systems, Inc. (Nasdaq: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance, energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light.
Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) further deterioration of market conditions; (ii) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (iii) increasing duration of customer sales cycles; (iv) the market acceptance of Orion’s products and services, including the Orion Virtual Power Plant; (v) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (vi) loss of one or more key customers or suppliers, including key contacts at such customers; (vii) a reduction in the price of electricity; (viii) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (ix) increased competition from government subsidiaries and utility incentive programs; (x) dependence on customers’ capital budgets for sales of products and services; (xi) Orion’s ability to effectively manage its anticipated growth; and (xii) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our website.
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ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
Condensed Consolidated Statements of Operations
for the Three Months ended June 30, 2008 and 2009
(unaudited)

	Three months ended
	June 30,
	2008	2009
Revenue	$16,106	$12,628
Cost of revenue	10,909	9,127

Gross profit	5,197	3,501
Operating expenses:
General and administrative	2,615	3,163
Sales and marketing	2,652	3,152
Research and development	418	419

Total operating expenses	5,685	6,734

Loss from operations	(488)	(3,233)
Other income (expense):
Interest expense	(67)	(56)
Dividend and interest income	617	123

Total other income (expense)	550	67

Income (loss) before income tax	62	(3,166)
Income tax expense (benefit)	28	(393)

Net income (loss) attributable to common shareholders	$34	$(2,773)

Basic net income per share attributable to common shareholders	$0.00	$(0.13)
Weighted-average common shares outstanding	27,038,353	21,588,364
Diluted net income per share attributable to common shareholders	$0.00	$(0.13)
Weighted-average common shares and share equivalents outstanding	30,015,198	21,588,364

Supplemental information:
FAS 123R compensation expense
Cost of revenue	$65	$59
General and administrative	254	122
Sales and marketing	126	129
Research and development	13	10

Total	$458	$320

Condensed Consolidated Balance Sheets
As of March 31, 2009 and June 30, 2009 (unaudited)

	March 31, 2009	June 30, 2009
Cash and cash equivalents	$36,163	$26,861
Short term investments	6,490	7,250
Accounts Receivable	11,572	11,474
Inventories	20,232	20,990
Current assets	78,374	69,617
Property and equipment, net	22,999	24,652
Total assets	103,722	97,613
Accounts Payable	7,817	4,385
Current liabilities	10,947	7,105
Long term debt	3,647	3,493
Total shareholders’ equity	88,695	86,552
Condensed Consolidated Statements of Cash Flows
For the Three Months ended June 30, 2008 and 2009
(unaudited)

	Three months ended June 30,
	2008	2009
Cash provided by (used in) operating activities	$949	$(6,317)
Cash used in investing activities	(26,235)	(2,985)
Cash provided by financing activities	1,189	—

Net (decrease) in cash and cash equivalents	$(24,097)	$(9,302)